Exhibit 5.1

Writer’s Direct Dial: (434) 455-9105

Writer’s E-mail: rsorenson@ewlaw.com

August 12, 2004

Board of Directors

Bank of the James Financial Group, Inc.

615 Church St.

Lynchburg, VA 24504

Registration Statement on Form S-8

Lady and Gentlemen:

We have acted as counsel to Bank of the James Financial Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of an additional 60,000 shares of the Company’s Common Stock, $4.00 par value (the “Shares”), reserved for issuance in connection with the Restated Stock Option Plan of Bank of The James Financial Group, Inc., as amended (the “Plan”).

As counsel to the Company, we have examined the Plan and certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. For purposes of this opinion we have assumed (i) the genuineness of the signatures of and, except with respect to the Company, the authority and legal capacity of individuals signing all documents on behalf of the parties thereto; (ii) the authenticity and accuracy of all documents submitted to us as originals; and (iii) the conformity to original documents of all documents submitted to us as copies or facsimiles.

As to questions of fact material to this opinion, we have relied solely upon statements of officers of the Company. We have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to our attention leading us to question the accuracy of the stated matters. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plan have been duly authorized and will, when and to the extent issued in connection with the Plan, be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

Board of Directors

August 12, 2004

The foregoing assumes that all steps necessary to comply with the registration requirements of the Securities Act of 1933, and with applicable requirements of state laws regulating the offer and sale of securities will be duly taken.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.

Sincerely,

/s/ EDMUNDS & WILLIAMS, P.C.

Edmunds & Williams, P.C.

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